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NationsBank Corporation and Subsidiaries                                                                               Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Millions)

                                             Three Months                                     Year Ended December 31
                                                            ------------------------------------------------------------------------
                                                Ended
                                            March 31, 1998       1997            1996          1995          1994            1993
                                            ----------------------------------------------------------------------------------------

Excluding Interest on Deposits
-----------------------------------------------

Income before taxes                               $ 836         $ 5,230         $ 4,536       $ 3,810       $ 3,293       $ 2,619

Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries                     (1)              -               2            (7)           (3)           (5)

Fixed charges:
     Interest expense (including
       capitalized interest)                      1,531           5,060           4,342         4,706         3,056         1,512
     Amortization of debt discount and
       appropriate issuance costs                     5              19              20            12             8             6
     1/3 of net rent expense                         46             180             157           155           141           129
                                               --------- --------------------------------------------------------------------------
        Total fixed charges                       1,582           5,259           4,519         4,873         3,205         1,647

Preferred dividend requirements                       3              17              25            37            43            43

Earnings (excluding capitalized interest)       $ 2,417        $ 10,489         $ 9,057       $ 8,676       $ 6,495       $ 4,261
                                               ========= =========================================================================

Fixed charges                                   $ 1,585         $ 5,276         $ 4,544       $ 4,910       $ 3,248       $ 1,690
                                               ========= =========================================================================

Ratio of Earnings to Fixed Charges                 1.52            1.99            1.99          1.77          2.00          2.52



Including Interest on Deposits
------------------------------

Income before taxes                               $ 836         $ 5,230         $ 4,536       $ 3,810       $ 3,293       $ 2,619

Equity in undistributed (earnings) losses
-----------------------------------------------
  of unconsolidated subsidiaries                     (1)              -               2            (7)           (3)           (5)

Fixed charges:
Interest expense (including
  capitalized interest)                           2,734           9,951           8,588         8,980         6,231         4,450
Amortization of debt discount and
  appropriate issuance costs                          5              19              20            12             8             6
1/3 of net rent expense                              46             180             157           155           141           129
                                               --------- -------------------------------------------------------------------------
        Total fixed charges                       2,785          10,150           8,765         9,147         6,380         4,585

Preferred dividend requirements                       3              17              25            37            43            43

Earnings (excluding capitalized interest)       $ 3,620        $ 15,380        $ 13,303      $ 12,950       $ 9,670       $ 7,199
                                               ========= =========================================================================

Fixed charges                                   $ 2,788        $ 10,167         $ 8,790       $ 9,184       $ 6,423       $ 4,628
                                               ========= =========================================================================

Ratio of Earnings to Fixed Charges                 1.30            1.51            1.51          1.41          1.51          1.56
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